EXHIBIT 2.2


                            STOCK PURCHASE AGREEMENT


      THIS STOCK PURCHASE AGREEMENT (the "Agreement") is entered into as of December 19, 2004 by and among NIMESH PATEL, ASHOK PATEL and KALA PATEL (each a "Seller", and collectively the "Sellers"), and SMARTSERV ONLINE, INC. (the "Buyer").

                                    RECITALS

      WHEREAS, Sellers own all of the issued and outstanding common stock (the "Stock") of KPCCD, Inc. ("KP"); and

      WHEREAS, Buyer desires to purchase all of the Stock on the terms and conditions set forth herein; and

      WHEREAS, Sellers desire to sell all of the Stock to Buyer on the terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows (all defined terms not otherwise defined in this Agreement shall have the meanings set forth on Exhibit A attached hereto):

1. AGREEMENT TO SELL AND PURCHASE THE STOCK. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties, promises, agreements and undertakings in this Agreement, Sellers shall grant, sell, assign, transfer, convey and deliver all of their right, title and interest in and to the Stock to Buyer, and Buyer shall purchase and acquire the Stock from Sellers, on the Closing Date.

2. PURCHASE PRICE; CLOSING.

      2.1 Purchase Price. (a) In consideration for the sale of the Stock and the other undertakings of Sellers in this Agreement, and subject to the terms and conditions of this Agreement, Buyer shall pay the Purchase Price as provided in this Section 2. The purchase price ("Purchase Price") for the Stock shall be equal to One Million (1,000,000) shares of common stock of Buyer (the "Buyer's Stock" or "Registrable Shares").

            (b) The Buyer's Stock shall be allocated and issued to the Sellers as follows:

         Seller                        # of Shares of Buyer's Stock
         ------                        ----------------------------

         Nimesh Patel                           333,333

         Ashok Patel                            333,333

         Kala Patel                             333,334

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      2.2 Closing. The closing ("Closing") of the transactions pursuant to this
Agreement shall take place on or before January 7th, 2005 (the "Closing Date"), at the principal offices of Buyer, or at such other time and place as the parties hereto shall mutually agree.

      2.3 Piggyback Registration.

            (a) If, at any time after the date hereof and continuing until two years from the date hereof, the Buyer proposes to register any of its Common Stock under the Securities Act of 1933, as amended ("Securities Act") whether as a result of a primary or secondary offering of Common Stock or pursuant to registration rights granted to holders of other securities of the Company (but excluding in all cases (i) any registrations to be effected on Forms S-4 or S-8 or other applicable successor Forms, or (ii) any registrations relating to what may be referred to as an "equity line of credit" or similar transaction), the Buyer shall, each such time, give to each Seller prompt written notice of its intent to do so. Upon the written request of a Seller given within 10 days after the giving of any such notice by the Buyer, the Buyer shall use its best efforts to cause to be included in such registration any Registrable Shares requested by such Seller to be registered thereunder; provided such Seller agrees to sell those of his Registrable Shares to be included in such registration in the same manner and on the same terms and conditions which shall be reasonable and customary, as the other shares of Common Stock which the Buyer proposes to register.

            (b) If a registration pursuant to Subsection 2.3(a) hereof involves an underwritten offering and the managing underwriter shall advise the Buyer in writing that, in its opinion, the number of shares of Common Stock requested by a Seller to be included in such registration is likely to affect materially and adversely the success of the offering or the price that would be received for any shares of Common Stock offered in such offering, then, notwithstanding anything in subsection 2.3(a) to the contrary, the Buyer shall only be required to include in such registration, to the extent of the number of shares of Common Stock which the Buyer is so advised can be sold in such offering, pro rata among all stockholders having registration rights (demand and/or piggyback) (including, without limitation, Sellers) on the basis of the number of shares of Common Stock that each of them requested to be included in such registration.

            (c) In connection with any offering involving an underwriting of shares the Buyer shall not be required under subsection (a) hereof or otherwise to include any Registrable Shares of a Seller therein unless such Seller accepts and agrees to the terms of the underwriting, which shall be reasonable and customary, as agreed upon between the Buyer and the underwriters selected by the Buyer.

            (d) The Buyer may at any time delay or withdraw a registration contemplated by this subsection (a) or otherwise elect to cause such registration not to become effective.

            (e) It shall be a condition precedent to the obligations of the Buyer to take any action pursuant to this Agreement that a Seller shall furnish to the Buyer such information as may be required under the Securities Act and other applicable laws to permit any registration statement employed to register the Registrable Shares to be filed in accordance with Rule 415 under the Securities Act (or any successor provision), if such Rule is available to the

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Buyer, and such information regarding such Seller, the Registrable Shares, the intended methods of disposition of the Registrable Shares and such other information as, in the reasonable opinion of counsel to the Buyer, is necessary to enable the Buyer to cause such registration statement to be properly prepared and filed in accordance with applicable laws and to obtain acceleration of the effective date hereof.

            (f) The Buyer shall pay all expenses arising from or incident to its performance of, or compliance with, this Agreement, including (i) SEC, stock exchange and NASD registration and filing fees, (ii) all fees and expenses incurred in complying with securities or "blue sky" laws, (iii) all printing, messenger and delivery expenses, and (iv) the fees, charges and expenses of counsel to the Buyer and of its independent public accountants and any other accounting fees, charges and expenses incurred by the Buyer (including any expenses arising from any "cold comfort" letters or any special audits incident to or required by any registration or qualification), regardless of whether such Registration Statement is declared effective. All of the expenses described in the preceding sentence of this subsection (f) are referred to herein as "Registration Expenses." Notwithstanding the foregoing, a Seller shall bear the expense of any broker's commission or underwriter's discount or commission relating to the sale of Registrable Shares, the cost of his or her own counsel and accountants as well as any transfer taxes applying to any Registrable Shares sold in a registration of the Buyer's securities.

            (g) In the event that any Registrable Shares of a Seller are included in a registration statement pursuant to this Agreement:

                  (i) To the fullest extent permitted by law, the Buyer will indemnify and hold harmless a Seller, any underwriter (as defined in the Securities Act) for the Buyer, and each officer, director, fiduciary and employee (and affiliates thereof) of such Seller (each, a "Seller Affiliate") or such underwriter, each broker or other person acting on behalf of a Seller and each person, if any, who controls such Seller or such underwriter within the meaning of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which they may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or any violation by the Buyer of the Securities Act, the Securities Exchange Act of 1934 or state securities or blue sky laws applicable to the Buyer and leading to action or inaction required of the Buyer in connection with such registration or qualification under such Securities Act or state securities or blue sky laws; and will reimburse on demand to such Seller, such underwriter, such broker or other person acting on behalf of such Seller or such officer, director, fiduciary, or employee (or affiliates thereof) for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action, subject to the provisions of subsection 2.3 (g) (iii) provided, however, that the indemnity agreement contained in this subsection 2.3 (g)(i) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Buyer (which consent shall not be unreasonably withheld), nor

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shall the Buyer be liable in any such case for any such loss, damage, liability or action to the extent that it arises out of or is based upon an untrue statement or alleged untrue statement or omission made in connection with such registration statement, preliminary prospectus, final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished expressly for use in connection with such registration statement by a Seller or an agent of a Seller authorized to provide such information.

                  (ii) To the fullest extent permitted by law, a Seller will indemnify and hold harmless the Buyer, each of its directors and officers, each person, if any, who controls the Buyer within the meaning of the Securities Act, and any underwriter for the Buyer (within the meaning of the Securities Act), against any losses, claims, damages or liabilities to which the Buyer or any such director, officer, controlling person, or underwriter may become subject to, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any untrue or alleged untrue statement of any material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in such registration statement, preliminary prospectus, final prospectus, or amendments or supplements thereto, in reliance upon and in conformity with written information furnished by a Seller or an agent of a Seller authorized to provide such information, expressly for use in connection with such registration; and such Seller will reimburse on demand any legal or other expenses reasonably incurred by the Buyer or any such director, officer, controlling person or underwriter in connection with investigating or defending any such loss, claim, damage, liability or action, subject to the provisions of subsection (g)(iii). In no event shall the amount of any indemnification amount paid or to be paid by Seller exceed the proceeds of the sale of Registrable Shares (net of underwriting commissions or discounts and/or brokers' fees or commissions) actually received by a Seller.

                  (iii) Promptly after receipt by an indemnified party under this subsection 2.3 (g) of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this subsection 2.3 (g), notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in and, to the extent the indemnifying party desires, jointly with any other indemnifying party similarly noticed, to assume at its expense the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party; provided, however, that, if any indemnified party shall have reasonably concluded that there may be one or more legal defenses available to such indemnified party which are different from or additional to those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this subsection 2.3 (g) the indemnifying party shall not have the right to assume the defense of such action on behalf of such indemnified party, and such indemnifying party shall reimburse such indemnified party and any person controlling such indemnified party for the fees and expenses of counsel retained by the indemnified party which are reasonably related to the matters covered by the indemnity agreement provided in this subsection 2.3 (g). Subject to the foregoing, an indemnified party shall have the right to employ separate

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counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall not be at the expense of the Buyer. The failure to notify an indemnifying party promptly of the commencement of any such action, if materially prejudicial to his ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this subsection 2.3 (g), but the omission so to notify the indemnifying party will not relieve him of any liability which he may have to any indemnified party otherwise other than under this subsection 2.3 (g).

3. REPRESENTATIONS AND WARRANTIES OF SELLER.

      Sellers hereby, jointly and severally, represent and warrant to Buyer as follows (with-in 10 days from the date hereof, sellers shall provide the Schedules to Buyer, which shall be satisfactory to Buyer in its sole discretion):

      3.1 Organization and Good Standing. KP is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it owns and uses, and to perform all of its obligations. KP is duly qualified to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, except where the failure to be so qualified would not have a material adverse effect on KP or its business. Sellers have delivered to Buyer true, accurate and complete copies of the Organizational Documents of KP, as currently in effect.

      3.2 Authority; Title to Stock; No Conflict. (a) This Agreement constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. Each Seller has the requisite right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

            (b) Neither the execution and delivery of this Agreement by Sellers nor the consummation or performance by Sellers of any of the transactions contemplated hereby, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of KP, or (B) any resolution adopted by the board of directors or the stockholders of KP; (ii) (A) contravene, conflict with, or result in a violation of, any Legal Requirement or any Order to which any Seller or KP, or any of the assets owned or used by KP, may be subject; (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by KP or any of the assets owned or used by KP; (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract to which KP is a party; or (v) result in the imposition or creation of any Encumbrance upon or with respect to any asset or assets owned or used by KP except pursuant to the Master Vendor Agreement and any other document, instrument on agreement executed and delivered in connection with the transactions contemplated by this Agreement.

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            (c) Neither any Seller nor KP is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

      3.3 Capitalization. The authorized equity securities of KP consist of 200 shares of common stock, no par value per share. Schedule 3.3 sets forth a complete and accurate list of all equity securities of KP that are issued and outstanding as of the date of this Agreement. There are no outstanding options, warrants, calls, commitments, agreements, pre-emptive or other rights to subscribe for, purchase or otherwise acquire equity securities of KP. All of the issued and outstanding equity securities of KP set forth on Schedule 3.3 are owned of record and beneficially by Sellers, free and clear of all Encumbrances. Except as described on Schedule 3.3, no legend or other reference to any purported Encumbrance appears upon any certificate representing outstanding equity securities of KP. All of the outstanding equity securities of KP have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities of KP. None of the outstanding equity securities or other securities of KP was issued in violation of the Securities Act or any other applicable securities laws. KP does not own, and is not a party to any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

      3.4 Financial Information.

            (a) KP has not prepared any formal financial statements. The Financial Information (as hereinafter defined) which Sellers have provided to Buyer is tax basis (which is modified cash basis derived from the tax returns). The Financial Information has not been prepared in accordance with generally accepted accounting principles.

            (b) Schedule 3.4 contains the following:

                  (i)   Sales and Invoice reports for June, July and August of
                        2004,

                  (ii)  KP tax returns for 2003, 2002, and 2001,

                  (iii) KP Quick Book Profit and Loss Statement, Balance Sheet
                        and Cash Flow Statement for January through July 2004 (the "KP Quick Books Information"),

                  (iv) Bank statements from North Fork Bank for May, June, July and August, 2004,

                  (v)   Accounts receivable listing as of August 31, 2004,

                  (vi)  A/P listing as of August 31, 2004, and

                  (vii) Physical inventory listings as of August 31, 2004

Sellers have also orally provided financial information pertaining to KP's selling, general and administrative expenses, which financial information as reflected in the Forecast (as defined in the Master Vendor Agreement) has been reviewed and approved in such written format by Sellers (such financial information pertaining to selling, general and administrative expenses, and the financial information contained in Schedule 3.4 is collectively defined as the "Financial Information").

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            (c) The Financial Information fairly presents in all material respects the financial information stated therein; provided that the KOP Quick Books Information is subject to year-end adjustments.

      3.5 Books and Records. All of the books of account, minute books, stock record books, and other records of KP have been made available to Buyer and are correct and complete in all material respects and have been maintained in accordance with sound business practices. There currently is not in place any formal system of internal accounting controls; provided, that the Sellers' direct participation in the KP Business provides reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements consistent with the books and records and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. All material financial and record keeping functions are performed by the Sellers. At the Closing, all of the minute books and stock record books of KP will be delivered to Buyer.

      3.6 Property; Encumbrances. Schedule 3.6 contains a complete and accurate list of all leaseholds in real property owned by KP. Except as set forth on
Schedule 3.6, KP does not own or have any other interest in any real property. KP owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, and has leasehold interests in or possessory rights to use all such properties and assets that it purports to have leasehold interests in or possessory rights to use. Except as set forth in Schedule 3.6, all properties and assets reflected in the Latest Balance Sheet are free and clear of all Encumbrances.

      3.7 Sufficiency of Assets. All of the assets (tangible and intangible) owned, leased or licensed by KP, together with the inventory to be provided by Sellers to KP pursuant to the Master Vendor Agreement (as hereinafter defined), will be sufficient for the continued conduct of KP's business after the Closing in substantially the same manner as conducted prior to the Closing, except that KP has no inventory and no cash or accounts receivable in accordance with the terms of the transactions contemplated hereby.

      3.8 No Undisclosed Liabilities. At the time of the Closing, KP will have no liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for liabilities described in Schedule 3.8., which liabilities on Schedule 3.10 will not be material to KP or its business. Except as set forth on Schedule 3.8, KP has not made and is not responsible or liable for any guarantees or warranties with respect to its products, nor has KP committed to repurchase any products from its customers.

      3.9 Taxes. Except as set forth on Schedule 3.9, (a) KP has timely filed all Returns required to be filed by it prior to the Closing Date; (b) as of the time of filing the Returns were true and correct in all respects; (c) KP has paid, or made provision for the payment of, all Taxes shown to be due on such Returns and all estimated Taxes; (d) the charges, accruals and reserves with respect to Taxes on the books of KP are adequate to fully account for Taxes attributable to all periods through the Closing Date; (e) KP has not waived (or been asked to waive) any statute of limitations affecting any Tax liability or agreed (or been asked to agree) to any extension of

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time during which a Tax assessment or deficiency assessment may be made which waiver or extension is still outstanding; (f) there are no pending Tax audits of any Returns or any outstanding unpaid deficiencies or additions thereto of KP and KP has not received written notice of any unresolved questions or claims concerning its Tax liability; (g) KP has made available to Buyer copies of all revenue agent reports and other written additions or deficiencies or other liabilities for Taxes of KP; (h) KP has complied in all respects with all Legal Requirements, rules and regulations relating to the payment, withholding and remittance of Taxes or similar provisions under any federal, state, county, local or foreign laws, including, without limitation the payment, withholding and remittance of all sales and use taxes; (i) KP is not nor has it been a party to any tax sharing agreement; (j) KP has never been a member of an affiliated group of corporations (as defined in Code Section 1504(a)) that filed a consolidated federal income Return; (k) KP has not (i) filed any consent agreement under Section 341(f) of the Code; (ii) received or applied for any tax relief or entered into any agreement that affects the computation of future tax liability for periods beginning on and after the Closing Date; (iii) made payments or become obligated to make payments (including pursuant to this Agreement) which will not be deductible because of Sections 280G, 404 or 162(m) of the Code; (iv) granted any power of attorney with respect to any matter which is currently in force; (v) been required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method utilized by KP and KP has no knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method;
(vi) made, or become subject to, an election as provided in Section 108(b)(5) of the Code (or any predecessor provision) for any taxable year; (vii) acquired any assets which are treated as "tax exempt use property" within the meaning of
Section 168(h) of the Code or (viii) disposed of property in a transaction accounted for under the installment method under Section 453 of the Code; (l) there are no liens with respect to Taxes upon any of the properties or assets, real or personal, taxable or intangible, of KP (except for Taxes not yet due or payable); and (m) each Seller is not a foreign person within the meaning of
Section 1445 of the Code.

      3.10 No Material Adverse Change. Since the date of January 1, 2004, there has not been any material adverse change in the business, results of operations, properties, assets, or financial condition of KP (other than as contemplated by Section 3.14(g)).

      3.11 Employee Benefits. (a) Schedule 3.11 contains a complete list of KP Benefit Plans and complete copies of each of the following documents have been delivered by Sellers to Buyer: (i) each KP Benefit Plan document (and, if applicable, related trust agreements) and all amendments thereto, all written interpretations thereof and written descriptions thereof which have been distributed to employees of KP or any ERISA Affiliate, a complete description of any KP Benefit Plan which is not in writing, and all annuity contracts or other funding instruments; (ii) each determination letter issued by the Internal Revenue Service, with respect to each KP ERISA Pension Plan and any pending or the most recent application for such a determination letter with respect to each KP ERISA Pension Plan; (iii) Annual Reports on Form 5500 Series (including all applicable schedules thereto) required to be filed with any governmental agency for each KP Benefit Plan and Tax returns, if any (including all applicable schedules thereto) for each trust related thereto for the three most recent plan years; (iv) all actuarial reports prepared for the three most recent plan years for each KP ERISA Pension Plan; (v) all financial statements and accountant's opinions relating to each KP ERISA Pension Plan and KP ERISA Welfare Plan for the three most recent plan years; (vi) any correspondence or notifications received from any governmental agency relating to KP Benefit Plans; (vii) all administrative forms and related

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documents used in connection with the administration of the KP ERISA Pension
Plans and KP ERISA Welfare Plans; and (viii) all other contracts, agreements, insurance policies and fidelity bonds relating to the KP Benefit Plans. The following information has been supplied or made available by Sellers to Buyer: the age, compensation, service and related data as of the last day of the last plan year for employees and former employees of KP. Neither KP nor any KP ERISA Affiliate has, at any time, directly or indirectly contributed to or had an obligation to contribute to a Multiemployer Plan. Neither KP nor any KP ERISA Affiliate has any announced plan or legally binding commitment to create any additional KP Benefit Plans or to amend or modify any existing KP Benefit Plan.

            (b) Except as provided in Schedule 3.11, each KP ERISA Pension Plan, KP ERISA Welfare Plan, KP Benefit Arrangement, related trust agreement, annuity contract and other funding instrument complies, and has been maintained in material compliance, with its terms and, both as to form and operation, with all applicable requirements, including all reporting and disclosure requirements, prescribed by any and all statutes, orders, rules and regulations, including, but not limited to, ERISA and the Code.

            (c) Except as provided in Schedule 3.11, no condition exists which would prevent KP from amending or terminating any KP ERISA Welfare Plan. Except as set forth in Schedule 3.13, neither KP nor any KP ERISA Affiliate nor any KP ERISA Welfare Plan has any present or future obligation to make any payment to or under any KP ERISA Welfare Plan which provides benefits to retirees. Each KP ERISA Welfare Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in material compliance with the provisions of Part 6 of Title I of ERISA and Section 4980B of the Code at all times. There are no contributions or benefit claims with respect to any KP ERISA Welfare Plan which are or will be 30 days past due.

            (d) Except as provided in Schedule 3.11, with respect to each KP ERISA Pension Plan subject to the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code and, if applicable, Title IV of ERISA: (A) neither KP nor any KP ERISA Affiliate has failed to satisfy the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code, including for this purpose the quarterly contribution requirements of Section 302(e) of ERISA and Section 412(m) of the Code; (B) no event or condition exists which could be deemed a reportable event within the meaning of Section 4043 of ERISA with respect to which the notice requirement has not been waived; (C) as of the Closing Date, KP and each KP ERISA Affiliate has or will have made all required premium payments, when due, to the Pension Benefit Guaranty Corporation; (D) no termination of any KP ERISA Pension Plan has occurred which will subject KP or any KP ERISA Affiliate to any liability (other than routine administrative expenses) to the Pension Benefit Guaranty Corporation or to any other person or party; and (E) no amendment has occurred which has required or could require KP or any KP ERISA Affiliate to provide security to any KP ERISA Pension Plan under
Section 401(a)(29) of the Code. Except as set forth in Schedule 3.11, with respect to each KP ERISA Pension Plan subject to Title IV of ERISA, as of each such KP ERISA Pension Plan's most recent annual valuation date, the assets for each such KP ERISA Pension Plan are at least equal in value to the present value of the accrued benefits (determined as of the most recent annual valuation date) of the participants in such KP ERISA Pension Plan, based on the most recent actuarial valuation of such Plan, and since the annual valuation date neither KP nor any KP ERISA Affiliate has taken any action, or failed to take any action, which would materially increase the cost of any such

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Plan. Neither KP nor any KP ERISA Affiliate has any liability for unpaid contributions with respect to any KP ERISA Pension Plan. Except as noted on
Schedule 3.11, each KP ERISA Pension Plan (and each related trust agreement, annuity contract or other funding instrument) which is intended to be qualified and tax-exempt under the provisions of Sections 401(a) and 501(a) of the Code has received a determination letter that it is so qualified and no event has occurred nor does any condition exist which would cause it not to continue to be so qualified.

            (e) No KP Benefit Plan (or trust or other funding vehicle pursuant thereto) is subject to any Tax under Section 511 of the Code.

            (f) Neither KP nor any plan fiduciary of any KP ERISA Welfare Plan or KP ERISA Pension Plan has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code.

      3.12 Compliance with Legal Requirements; Governmental Authorizations. KP has complied, and is in compliance, in all material respects with each Legal Requirement or Order that is or was applicable to it or the conduct or operation of its business or the ownership or use of any of its assets. KP has not, directly or indirectly, made any payment or gift to any Governmental Body or officer or official thereof or any employee of an entity with whom KP does business. KP has not received any written notice to the effect that, or otherwise been advised in writing that, it is not in compliance with any such Legal Requirements or Orders. There are no Orders issued against, or binding on, KP or which do or may adversely affect, limit or control the conduct or operations of its business or the ownership or use of any material asset or assets. KP holds all Governmental Authorizations which are material to its current use, occupancy or operation of its assets or the conduct or operation of its business.

      3.13 Legal Proceedings; Legal Requirements and Orders. There are no Proceedings (whether or not purportedly on behalf of KP) pending or, to the Knowledge of Sellers, Threatened against or affecting KP or the conduct or operation of its business or the ownership or use of any of its assets. Except as set forth on Schedule 3.13 hereto, since December 31, 2002, no Proceeding involving product liability, breach of warranty or consumer protection in laws has been instituted or, to the Knowledge of Sellers, Threatened against KP.

      3.14 Absence of Certain Changes and Events. Except as set forth in
Schedule 3.14 or as contemplated by this Agreement or as reflected in the [Latest Financial Statements], since December 31, 2003, KP has conducted its business only in the ordinary course of business and there has not been any:

            (a) change in KP's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of KP; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by KP of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock, other than to the Sellers in a manner consistent with past practice (which is described in Schedule 3.14) and the distribution of all inventory, accounts receivable, accounts payable and other rights and obligations in accordance with the terms of the transactions contemplated hereby;

            (b) amendment to the Organizational Documents of KP;

            (c) except in the ordinary course of business, payment or increase by KP of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

            (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of KP;

            (e) damage to or destruction or loss of any asset or property of KP, whether or not covered by insurance, materially and adversely affecting the assets, business, financial condition, or results of operations of KP;

            (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to KP of at least $5,000;

            (g) sale (other than sales of goods from inventory in the ordinary course of business), lease, or other disposition of any material asset or property of KP or mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset or property of KP, including the sale, lease, or other disposition of any of the Intellectual Property; except that in accordance with the terms of agreement with Buyer, KP shall distribute to an entity designated by Sellers immediately prior to the Closing, (i) all of KP's accounts receivable, inventory and accounts payable, (ii) all obligations, commitments and liabilities of KP to purchase prepaid calling cards and other inventory, and (iii) all obligations, commitments and liabilities with respect to such accounts receivable, inventory and accounts payable, including without limitation, inter-company accounts, shareholder accounts, payroll and payroll tax liabilities and cash accounts.

            (h) cancellation or waiver of any claims or rights with a value to KP in excess of $5,000;

            (i) material change in the accounting methods used by KP; or

            (j) agreement, whether oral or written, by KP to do any of the foregoing.

      3.15 Contracts; No Defaults. (a) Schedule 3.15(a) contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies (or, in the case of any oral Contract, such Schedule shall contain a written description), of: (i) each Contract that involves performance of services or delivery of goods or materials by KP; (ii) each Contract that involves performance of services or delivery of goods or materials to KP; (iii) each Contract that was not entered into in the ordinary course of business; (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property;
(v) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by KP with any other Person; (vi) each Contract containing covenants that in any way purport to restrict the business activity of KP or limit the freedom of KP to engage in any line of business or to compete with any Person; (vii) each Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods; (viii) each power of attorney granted by KP that is currently effective and outstanding; (ix) each Contract for capital expenditures; (x) each written Contract that provides for a warranty, guaranty, and/or other similar undertaking with respect to contractual performance extended by KP; (xi) each Contract for employment; and (xii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

            (b) Sellers do not have any rights under any Contract identified or required to be identified in Schedule 3.15(a), and no officer, director, agent, employee, consultant, or contractor of KP is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to engage in or continue any conduct, activity, or practice relating to the business of KP or assign to any Seller or to any other Person any rights to any invention, improvement, or discovery.

            (c) Each Contract set forth on Schedule 3.15(a) is as to KP in full force and effect and is valid and enforceable in accordance with its terms, and to the knowledge of each Seller, as to the other party to such Contract, in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

            (d) (i) KP is, and at all times since December 31, 2003 has been, in compliance in all material respects with all applicable terms and requirements of each Contract set forth on Schedule 3.15(a); (ii) to the Knowledge of Sellers, each other Person that has or had any obligation or liability under any Contract set forth on Schedule 3.15(a), and at all times since December 31, 2003 has been, in compliance in all material respects with all applicable terms and requirements of such Contract set forth on Schedule 3.15(a); (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give KP or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract set forth on Schedule 3.15(a); and (iv) KP has not given to or received from any other Person, at any time since December 31, 2003, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of or claim with respect to, or default under, any Contract set forth on Schedule 3.15(a) (other than matters which have been resolved and properly reflected in KP's financial statements).

            (e) There are no renegotiations of, attempts to renegotiate, or outstanding contractual rights to renegotiate any amounts paid or payable to KP under any Contracts set forth on Schedule 3.15(a).

      3.16 Insurance. Schedule 3.16 sets forth a true and complete list of all insurance policies maintained as of the date of this Agreement by or on behalf of KP and relating to its business and/or assets, indicating the type of coverage, name of insured, name of insurance carrier or underwriter, premium thereon, policy limits and expiration date of each policy. All such insurance policies are in full force and effect, and KP is not in default with respect to its obligations under any such insurance policy. True and complete copies of all such policies have heretofore been provided by Sellers to Buyer. All pending claims made against KP which are covered by insurance, if any, are being defended by the appropriate insurance companies and are listed on Schedule 3.16. KP has not failed to give any notice or present any claim under any such policy in a timely fashion. Neither KP nor Sellers has received in writing (i) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any indication that any insurance policy will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

      3.17 Environmental Matters. (a) KP has complied in all material respects with all Environmental Laws. KP has obtained and maintained all permits, licenses, certificates and other authorizations which are required with respect to its business and operations under any Environmental Laws.

            (b) To their knowledge, KP is in compliance in all respects with all permits, licenses and authorizations required by any Environmental Laws, and is also in full compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Laws or contained in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder. To their knowledge, all products and services provided by KP prior to the date hereof are in compliance with all Environmental Laws applicable thereto. Sellers have delivered to Buyer true and complete copies of all environmental studies made in the last ten (10) years relating to the business or assets of KP.

            (c) There is no pending or, to Sellers' Knowledge, Threatened civil, criminal or administrative action, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter that affects or applies to KP, its business or assets, the products or the services it has provided relating in any way to any Environmental Laws or any regulation, code, plan, order, decree, judgment or injunction. To their knowledge, there has been no Environmental Complaint against KP.

            (d) There has been no emission, spill, release or discharge by KP, from any of its assets, from any KP site at which any of such assets are or were located or at any other location or disposal site, into or upon (i) the air,
(ii) soils or improvements, (iii) surface water or ground water, or (iv) the sewer, septic system or waste treatment, storage or disposal system servicing such assets of any toxic or hazardous substances or wastes used, stored, generated, treated or disposed at or from any of such assets (any of which events is here in after referred to as "Hazardous Discharge").

      3.18 Employees. (a) Schedule 3.18 contains a complete and accurate list of the following information for each employee and director of KP, including each employee on leave of absence or layoff status: name; department; current compensation paid or payable, vacation accrued; and service credited for purposes of vesting and eligibility to participate under any KP Benefit Plan.

            (b) Except as set forth in Schedule 3.18, since December 31, 2003, KP has not engaged, or been subject to any Contract with, any independent contractors. KP has properly characterized as "independent contractors" (not employees) all persons serving KP as independent contractors, and KP has no liability for taxes or benefits of any kind with respect to such independent contractors.

            (c) Schedule 3.18 also contains a complete and accurate list of the following information for each retired employee or director of KP, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and any other benefits.

      3.19 Labor Relations; Compliance. KP is not and has not been a party to any collective bargaining or other similar Contract. There has not been and there is not presently pending or existing, and to Sellers' Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting KP relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting KP or its premises, or
(c) any application for certification of a collective bargaining agent. There is no lockout of any employees by KP, and no such action is contemplated by KP. KP has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. KP is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for any material failure to comply with any of the foregoing Legal Requirements.

      3.20 Intellectual Property. Schedule 3.20 sets forth a list of all of KP's Intellectual Property. Except as set forth on Schedule 3.20, (i) KP is the sole owner of, and has the exclusive right to use, the Intellectual Property, free from any Encumbrances, and no person or entity has a right to receive a royalty or similar payment in respect of any Intellectual Property; (ii) KP has licenses granted by or to it or any other agreements to which it is a party, relating in whole or in part to any of its Intellectual Property; (iii) none of the Intellectual Property, nor any of KP's use thereof, infringes, interferes with or otherwise violates the rights of any third party; (iv) there are no proceedings instituted against or written notices received by any of KP or any Seller that are presently outstanding alleging that KP's use of the Intellectual Property infringes, interferes with or otherwise violates any rights of a third party; (v) to Sellers' Knowledge, there is no infringement, interference or violation of any of KP's rights in or to the Intellectual Property by any third party; (vi) no claim has been Threatened in writing by any person with respect to the ownership, validity, license or use of, or any infringement resulting from, any of the Intellectual Property used by KP or the production, provision or sale of any services or products by KP and there is no basis for any such claim; (vii) KP has the right to produce, provide and sell the services and products produced, provided and sold by it and to conduct its business as heretofore conducted, and to Sellers' knowledge, the consummation of the transactions contemplated hereby will not alter or impair any such rights;
(viii) to Sellers' knowledge, no trademark, service mark or trade name used by KP infringes or interferes with any trademark, service mark or trade name of any other person or entity in the United States of America or any other country in which such trademark, service mark or trade name is used by KP; and (ix) neither any Seller nor any officer, director or employee of KP owns or has any interest in any Intellectual Property or any trade secret, invention or process, if any, used by KP in connection with its business.

      3.21 Customers. Since December 31, 2003, there has been no adverse change in the business relationship of KP with its customers. Sellers have neither received notice from any Top Customer that such Top Customer intends to reduce its purchases from KP or terminate its relationship with KP. No Top Customer has threatened to reduce its purchases from KP or terminate its relationship with KP, nor do Sellers have any reasonable basis to expect any Top Customer to reduce its purchases from KP or terminate its relationship with KP.

      3.22 Disclosure. No representation or warranty of Sellers in this Agreement and no statement in the Schedules hereto omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

      3.23 Relationships with Related Persons. Except as listed on Schedule 3.23, neither any Seller nor any Related Person of any Seller or of KP has, or has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to KP's businesses. Except as listed on Schedule 3.23, neither any Seller nor any Related Person of any Seller or of KP is, or has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has
(i) had business dealings or a financial interest in any transaction with KP other than business dealings or transactions conducted in the ordinary course of business with KP at prevailing market prices and on prevailing market terms, or
(ii) engaged in competition with KP with respect to any line of the products or services of KP in any market presently served by KP. Except as listed on
Schedule 3.23, neither any Seller nor any Related Person of any Seller or of KP is a party to any Contract with, or has any claim or right against, KP.

      3.24 Brokers. Neither any Seller nor KP or their agents have incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

4. REPRESENTATIONS AND WARRANTIES OF BUYER.

      Buyer hereby represents and warrants to Sellers as follows:

      4.1 Organization. Buyer is a corporation organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it owns and uses, and to perform all of its obligations.

      4.2 Authority; No Conflict. (a) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. Buyer has the requisite right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations under this Agreement.

            (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance by Buyer of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time): (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Buyer, or (B) any resolution adopted by the board of directors or the stockholders of Buyer; (ii)
(A) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement, any Legal Requirement or any Order to which Buyer, or any of the assets owned or used by Buyer, may be subject or (B) give any Governmental Body or other Person the right to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Buyer, or any of the assets owned or used by Buyer, may be subject; or (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Buyer or that otherwise relates to the business of, or any of the assets owned or used by, Buyer.

            (c) Buyer is not and will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

      4.3 Brokers. Buyer and its agents have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

      4.4 SEC Reports and Financial Statements. Each form, report, schedule, effective registration statement and definitive proxy statement filed by Buyer with the Securities and Exchange Commission ("SEC") since December 31, 2003 (as such documents have since the time of their filing been amended, the "Buyer SEC Reports"), which include all the documents (other than preliminary material) that Buyer was required to file with the SEC since such date, as of their respective dates, complied in all material respects with the requirements of the Securities Act of 1933, as amended ("Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable thereto. None of the Buyer SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof. The financial statements of Buyer included in such reports comply as to form in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject in the case of the unaudited statements, to normal, recurring audit and year-end adjustments) the consolidated financial position of Buyer as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since December 31, 2003, Buyer has not incurred any liabilities or obligations, whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due, except (i) as and to the extent set forth in the consolidated financial statements of Buyer as at December 31, 2003 (including the notes thereto) (collectively, the "Buyer Financial Statements"), (ii) as incurred in connection with the transactions contemplated, or as provided, by this Agreement, (iii) as incurred after December 31, 2003 in the ordinary course of business and consistent with past practices, (iv) as described in the SEC Reports or (v) as would not, individually or in the aggregate, have a material adverse effect.

5. CONDITIONS TO CLOSING.

      5.1 Conditions to Buyer's Obligations at the Closing. The obligations of Buyer to consummate the transactions contemplated herein to be consummated on the Closing Date is subject to the satisfaction, on or prior to the Closing Date, of the conditions set forth below, any of which may be waived in writing by Buyer:

            (a) Representations and Warranties. Each of the representations and warranties of Sellers contained herein shall be true and correct in all material respects on and as of the Closing Date. Buyer shall have received a certificate of Sellers dated as of the Closing Date, certifying as to the truth and accuracy of the representations and warranties in all respects as of the Closing Date and fulfillment of the conditions set forth in this Section 5.1.

            (b) Filings, Consents, Permits and Waivers. Sellers and KP shall have made all filings, and obtained all consents, permits and waivers necessary or appropriate for consummation by KP of the transactions contemplated by this Agreement (except for such as may be properly obtained subsequent to the Closing).

            (c) Corporate Documents. Sellers shall have delivered to Buyer copies of all corporate documents of KP as Buyer shall reasonably request.

            (d) Directors and Officers. Effective upon the Closing, all of the current members of the Board of Directors and the officers of KP shall submit their resignations to KP.

            (e) Legal Opinion. Buyer shall have received from legal counsel to Sellers and KP an opinion ("Legal Opinion") addressed to it, dated as of the Closing Date, in form and substance acceptable to Buyer.

            (f) Release/Proxy. Buyer shall have received from Sellers a release ("Release") and Proxy ("Proxy"), both in form and substance acceptable to Buyer.

            (g) Employment Agreements. Buyer shall have received from Nimesh Patel and Kala Patel an employment agreement in the form annexed as Exhibit B as to Nimesh Patel (the agreement as to Kala Patel shall be identical).

            (h) Accredited Investor Status. Buyer shall have received from each Seller an accredited investor certification ("Accredited Investor
Certification"), in form and substance satisfactory to Buyer.

            (i) Master Vendor Agreement. Sellers and Buyer shall have entered into a Master Vendor Agreement in substantially the form annexed hereto as Exhibit A pursuant to which Sellers shall fulfill all of KP's requirements for international prepaid calling cards upon the terms set forth therein (the "Master Vendor Agreement").

            (j) Distributions. KP shall have distributed to Sellers or Prima Communications, Inc., a New York corporation, immediately prior to Closing, all of KP's accounts receivable, cash, inventory and accounts payable and other benefits and obligations contemplated by Section 3.14(g).

            (k) Delivery of Documents at the Closing. Sellers shall have, or shall have caused to be, executed and delivered to Buyer the following documents on or prior to the Closing Date:

                  (i) Stock Certificate; Stock Transfer Power. The certificates representing the Stock and a stock transfer powers duly executed in blank;

                  (ii) Compliance Certificate. The certificates referred to in
Section 5.1(a) signed by Sellers;

                  (iii) Legal Opinion. The Legal Opinion required by Section 5.1(e);

                  (iv) Release/Proxy. The Release and Proxy required by Section 5.1(f);

                  (v) Employment Agreements. The employment agreements required by Section 5.1(g);

                  (vi) Accredited Investor Certification. The Accredited Investor Certification required by Section 5.1(h); and

                  (vii) Master Vendor Agreement. The Master Vendor Agreement required by Section 5.1(i).

                  (viii) Distribution. Copies of documents provided for under
Section 5.1(j).

                  (ix) Additional Documents. The other agreements, instruments and documents referred to in this Section 5 hereof and such other agreements, instruments and documents as the Buyer or its counsel may reasonably request.

      5.2 Conditions to Sellers' Obligations at the Closing. The obligations of Sellers to consummate the transactions contemplated herein to be consummated on the Closing Date is subject to the satisfaction, on or prior to the Closing Date of the conditions set forth below, any of which may be waived in writing by
Sellers:

            (a) Representations and Warranties. Each of the representations and warranties of Buyer contained herein shall be true and correct in all material respects on and as of the Closing Date. Sellers shall have received a certificate of Buyer dated as of the Closing Date and signed by an officer of Buyer, certifying as to the truth and accuracy of the representations and warranties in all material respects as of the Closing Date and fulfillment of the conditions set forth in this Section 5.2.

            (b) Employment Agreements. Each of Nimesh Patel and Kala Patel shall have received from Buyer an employment agreement in Annexed as Exhibit B.

            (c) Delivery of Documents at the Closing. At the Closing, Buyer shall deliver, or cause to be delivered, to Sellers the following:

                  (i) Stock Certificates. Evidencing the Registrable shares issued in the names of each of the Sellers for the number of shares set forth in
Section 2.1.

                  (ii) Compliance Certificate. The certificate referred to in
Section 5.2(a) signed by an officer of Buyer.

            (d) Filings, Consents, Permits and Waivers. Buyer shall have made all filings, and obtained all consents, permits and waivers necessary or appropriate for consummation by it of the transactions contemplated by this Agreement (except for such as may be properly obtained subsequent to the Closing).

6. INDEMNIFICATION; DISPUTE RESOLUTION.

      6.1 Survival. The representations, warranties, covenants, indemnifications and agreements of Sellers and Buyer, respectively, contained in or made pursuant to this Agreement shall survive for a period of eighteen (18) months after the Closing (the "Indemnification Time Period").

      6.2 Indemnification by Sellers. Sellers, jointly and severally, agree during the Indemnification Time Period to indemnify and hold harmless Buyer, and its affiliates, and the respective directors, officers, shareholders, employees, agents, advisors of, and any person controlling any of the foregoing (each, a "Buyer Indemnified Party"), from and against any and all claims, damages, losses, liabilities, expenses, obligations, penalties, actions, suits, judgments and disbursements of any kind or nature whatsoever (each, a "Liability," and collectively the "Liabilities") that may be incurred by or asserted or awarded against a Buyer Indemnified Party, in each case arising out of, relating to or by reason of:

            (a) any breach of a representation or warranty made by Sellers pursuant to this Agreement or any agreement executed in connection herewith;

            (b) any claim relating to (i) the accounts receivable, inventory and accounts payable distributed by KP to Sellers in accordance with Sections 3.14(g) and 5.1(j) hereof, and (ii) any transaction relating to such accounts receivables, inventory and accounts payable, and (iii) any obligations, commitments and liabilities of KP to purchase international prepaid calling cards, other than pursuant to the Master Vendor Agreement;

            (c) any failure by Sellers to perform or fulfill any of his or her covenants or agreements as set forth in this Agreement or any agreement executed in connection herewith; and

            (d) any Liability of KP arising before the Closing Date.

      6.3 Indemnification by Buyer. Buyer agrees during the Indemnification Time Period to indemnify and hold harmless each Seller and his or her respective affiliates, and the respective directors, officers, shareholders, agents, advisors of, and any person controlling any of the foregoing (each, a "Seller Indemnified Party") from and against any and all Liabilities suffered by such Seller Indemnified Party, in each case arising out of, relating to or by reason of:

            (a) any breach of a representation or warranty made by Buyer pursuant to this Agreement or any agreement executed in connection herewith;

            (b) any failure by Buyer to perform or fulfill any of its covenants or agreements as set forth in this Agreement; or any agreement executed in connection herewith; and

            (c) any Liability of KP arising after the Closing Date.

      6.4 Procedure for Indemnification - Third Party Claims. (a) Promptly after receipt by a Buyer Indemnified Party or a Seller Indemnified Party (the party seeking indemnification shall be referred to hereinafter as an "Indemnified Person") under this Section 6, of notice of any claim against it, such Indemnified Person will, if a claim ("Claim") is to be made against Buyer or any Seller (the party from whom indemnification is sought shall be hereinafter referred to as the "Indemnifying Party"), give notice ("Claim Notice") to the Indemnifying Party of the commencement of such Claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnified Party's failure to give such notice. Every Claim Notice must set forth the same information required for a Claim Notice under Section 6.5(a) and must be during the Indemnification Time Period.

            (b) If any Claim referred to in Section 6.4(a) is brought against an Indemnified Person and such Indemnified Person gives written notice to the Indemnifying Party of such Claim, the Indemnifying Party may, at its option, assume the defense of such Claim with counsel reasonably satisfactory to the Indemnified Person and, after written notice from the Indemnifying Party to the Indemnified Person of its election to assume the defense of such Claim, and the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Person under this Section 6 for any attorneys' fees or any other expenses with respect to the defense of such Claim, subsequently incurred by the Indemnified Person in connection with the defense of such Claim, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Claim, (i) no compromise or settlement of such Claim may be effected by the Indemnifying Party without the Indemnified Person's consent (which consent shall not be unreasonably withheld, conditioned or delayed), unless (A) there is no finding or admission of any violation of any federal, state, local, municipal, foreign, international or other administrative order, constitution, law, ordinance, regulation or statute, or any violation of the rights of any Indemnified Person, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Person will have no liability with respect to any compromise or settlement of such Claim effected without its consent. Subject to Section 6.4(c), if a Claim Notice is given to an Indemnifying Party for a Claim and the Indemnifying Party does not, within thirty (30) days after the Claim Notice is given, give notice to the Indemnified Person of its election to assume the defense of such Claim, or dispute the Claim in writing, as set forth in Section 6.5(b), the Indemnifying Party will be bound by any determination made in any proceeding relating thereto or any compromise or settlement effected by the Indemnified Person.

            (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Claim may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Party, assume, at the Indemnifying Party's sole cost and expense, including, without limitation, attorneys' fees and legal costs, the exclusive right to defend, compromise, or settle such Claim, but the Indemnifying Party will not be bound by any determination of a Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld, conditioned or delayed).

      6.5 Procedure for Indemnification - Other Claims. A Claim for indemnification for any matter not involving a third-party Claim shall be asserted by a Claim Notice to the Indemnifying Party from whom indemnification is sought as set forth below and must within the Indemnification Time Period:

            (a) If any Seller or Buyer believes that it has a non-third-party Claim for indemnification pursuant to this Section 6, it shall submit a Claim Notice to the other party. The Claim Notice from the Indemnified Person shall state with particularity the parties to which the Claim relates, the basis for the Claim, together with sufficient facts relating thereto so the Indemnifying Person may reasonably evaluate such Claim, and an estimate of the amount that equals the amount of Liability associated with such Claim. The estimated amount set forth in the Claim Notice shall not be a limitation of the actual amount of the Claim (that is, the Indemnified Person may revise the estimated amount of Liability by notice to the Indemnifying Party and thereafter such revised amount shall become the estimated amount of Liability for all purposes under this Agreement) (for purposes of this Section 6.5, such estimated amount of Liability, as may be revised, shall be referred to as the "Liability Amount").

            (b) If the Indemnifying Party disputes either the validity, amount or calculation of the Claim and/or the Liability Amount, the Indemnifying Party shall give written notice of such dispute to the Indemnified Person within thirty (30) days after receipt of the Claim Notice from the Indemnified Person to the Indemnifying Party. If (i) the Indemnifying Party fails to respond to the Claim Notice within thirty (30) days after the delivery to it of the Claim Notice, or (ii) the Indemnifying Party notifies the Indemnified Person in writing that there is no dispute with respect to the Claim and the Liability Amount, then the Indemnified Person shall be entitled to recover from the Indemnifying Party such Liability Amount. If the Indemnifying Party has asserted that the amount of Claim is less than the Liability Amount, then the Indemnifying Party shall notify the Indemnified Person, in writing, of the portion of the Liability Amount that it does not dispute, and the Indemnified Person shall be entitled to recover from the Indemnifying Party the undisputed portion of the Liability Amount thereof, without prejudice to the Indemnifying Party's right to challenge, or the Indemnified Person's right to seek collection of, the disputed portion of the Liability Amount thereof.

            (c) The Indemnified Party shall provide to the Indemnifying Party such information with respect to the Claim as the Indemnifying Party shall reasonably request.

      6.6 Limitations; Escrow. The indemnifications by Sellers shall be capped at an amount equal to the value of the Buyer's Stock on the date the claim for indemnification is made or the date on which all of the Buyer's Stock may be freely traded in the public markets (either pursuant to a Registration Statement or Rule 144(k)), whichever is lower (the "Cap"); provided, if Buyer makes an indemnification claim prior to the date that the Buyer's Stock may be freely traded in the public markets, the Cap shall be the value of the Buyer's Stock on the date the claim for indemnification is made. The Buyer Indemnified Parties may not collect on any Claim against Sellers unless and until the aggregate of all Claims against Sellers exceeds $25,000 (the "Basket"), and to the extent that the Buyer Indemnified Parties have a Claim or Claims against Sellers in excess of the Basket, the Buyer Indemnified Parties may pursue the each Seller to satisfy its Claim or Claims; except as to a Claim with respect to Section 6.2(b), the Basket shall not apply and Sellers shall be responsible for all Claims. For purposes hereof, "the value of the Buyer's Stock" shall mean the market value of the Buyer's Stock based on the closing sale price on such applicable date without any discount or reduction.

      6.7 Claims Covered by Insurance. No party shall be indemnified hereunder against Liabilities to the extent that proceeds of insurance are actually received by the Buyer Indemnified Party or the Seller Indemnified Party, as applicable.

      6.8 Governing Law; Dispute Resolution. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

            (b) Any dispute arising hereunder shall first be referred to the parties' respective agents or representatives prior to either party initiating a legal suit, who shall endeavor in good faith to resolve any such disputes within the limits of their authority and within twenty (20) days after the commencement of such discussions. If and only if any such dispute remains unresolved after the parties have followed the dispute resolution procedure set forth above, the matter shall be resolved pursuant to Sections 6.8(c) and (d) below.

            (c) If any dispute between the parties has not been resolved pursuant to Section 6.8(b) above, the parties shall endeavor to settle such dispute by mediation under the then current Center for Public Resources model procedure for mediation of business disputes or, if such model procedure no longer exists, some other mutually agreeable procedure. Within ten (10) business days from the date that the parties cease direct negotiations pursuant to
Section 6.8(b) above, Sellers shall select a neutral third party mediator, who shall be subject to the reasonable approval of Sellers and Buyer. Each party shall bear its own cost of mediation; provided, however, the cost charged by any independent third party mediator shall be borne equally by the parties.

            (d) The parties agree that any mediation proceeding (as well as any discussions pursuant to Section 6.8(b) above) shall constitute settlement negotiations for purposes of the federal and state rules of evidence and shall be treated as non-discoverable, confidential and privileged communication by the parties and the mediator. No stenographic, visual or audio record shall be made of any mediation proceedings or such discussions. All conduct, statements, promises, offers and opinions made in the course of the mediation or such discussion by any party, its agents, employees, representatives or other invitees and by the mediator shall not be discoverable nor admissible for any purposes in any litigation or other proceeding involving the parties and shall not be disclosed to any third party.

            (e) The parties agree that any mediation proceeding shall take place in New York, New York. The parties agree that this mediation procedure shall be obligatory and participation therein legally binding upon each of them. In the event that either party refuses to adhere to the mediation procedure set forth in this Section 6.8, the other party may bring an action to seek enforcement of such obligation in any court of competent jurisdiction.

            (f) The parties' efforts to reach a settlement of any dispute shall continue until the conclusion of the mediation proceeding. The mediation proceeding shall be concluded when: (i) a written settlement agreement is executed by the parties, or (ii) the mediator concludes and informs the parties in writing that further efforts to mediate the dispute would not be useful, or
(iii) the parties agree in writing that an impasse has been reached. Notwithstanding the foregoing, either party may withdraw from the mediation proceeding without liability therefor in the event such proceeding continues for more than thirty (30) days from the commencement of such proceeding. For purposes of the preceding sentence, the proceeding shall be deemed to have commenced following the completion of the selection of a mediator as provided in Section 6.8(c).

            (g) If any dispute is not resolved pursuant to the foregoing, the parties agree that exclusive jurisdiction of all disputes shall be with, if Sellers commcence the litigation, the (i) Court of Common Pleas of Montgomery County, Pennsylvania, or (ii) federal courts of competent jurisdiction in the Eastern District of Pennsylvania, and with, if Buyer commences the litigation
(i) Supreme Court of New York, or (ii) any federal court located in the Easter District of New York. In connection therewith or in connection with any action brought by either party pursuant to Section 6.8(h), the parties shall submit and consent to the exclusive jurisdiction of the Court of Common Pleas of Montgomery County, Pennsylvania and the federal courts located in the Eastern District of Pennsylvania, and waive any objection based on forum non conveniens and any objection to venue in connection therewith.

            (h) The procedure specified in this Section 6.8 shall be the sole and exclusive procedures for the resolution of disputes between the parties arising out of or relating to this Agreement; provided, however, that (i) notwithstanding anything to the contrary herein, with respect to any dispute arising under Section 7, Buyer shall be entitled to bring an action in court to have an injunction issued or for any other relief, without first referring the dispute to the parties' respective agents or representatives or to a mediation proceeding, and (ii) with respect to any other dispute, a party, without prejudice to the procedures set forth in Sections 6(a) through 6(f), may file a complaint to seek a preliminary injunction or other provisional judicial relief, if in its sole discretion such action is necessary to avoid irreparable damage or to preserve the status quo ("Equitable Litigation"). In the latter case, despite such action, the parties shall continue to participate in good faith in the procedures specified in this Section 6.8.

            (i) Any interim or appellate relief granted in such Equitable Litigation shall remain in effect until the alternative dispute resolution procedures described in this Section 6.8 concerning the dispute that is the subject of such Equitable Litigation result in a settlement agreement. Any written settlement agreement shall be the final, binding determination on the merits of such dispute, shall supercede and nullify any decision in the Equitable Litigation, and shall preclude any subsequent litigation on such merits, notwithstanding any determination to the contrary in connection with any Equitable Litigation granting or denying interim relief or any appeal therefrom.

            (j) All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures specified in this
Section 6.8 are pending. The parties shall take such action, if any, required to effectuate such tolling. Each party shall be required to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances.

            (k) In the event that any dispute among the parties to this Agreement should result in litigation, the substantially prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such substantially prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

7. NON-COMPETITION AND NON-SOLICITATION. (a) Subject to the Section 7(b) hereof, each Seller acknowledges that in order to assure Buyer that it will retain the value of KP as a "going concern," such Seller agrees not to utilize its special knowledge of the business of KP and its relationship with customers, suppliers and others to compete with KP. For the period beginning on the Closing Date and ending on the third anniversary thereof, no Seller (or any of his or her employees, agents or others under his or her control, directly or indirectly, on his or her behalf or on behalf of any other Person) shall (A) engage anywhere in the States of Connecticut, New York, New Jersey and Pennsylvania, alone or in association with others, as principal, officer, agent, employee, director, partner, stockholder, or through the investment of capital, lending of money or property, rendering of services or otherwise, in any business that competes with KP in the sale of international calling cards and handsets (the "Calling Card Business"); provided, that the fulfillment of the Master Vendor Agreement by each Seller shall not be deemed a violation of the terms hereof, (B) accept business from, or solicit the business of any Person who is, or who had been at any time during the one year preceding the date hereof was, a customer of KP, or otherwise divert or attempt to divert any Calling Card Business from KP; or (C) recruit or otherwise solicit or induce any person who is an employee of, or otherwise engaged by KP to terminate his or her employment or other relationship with KP, or hire any person who has left the employ of KP during the one year preceding the date hereof.

            (b) Notwithstanding anything to the contrary herein, if a Seller's employment with KP, as the case may be, pursuant to an Employment Agreement is terminated without Cause (as defined therein) or for Disability by KP, the provisions of subsections (A), (B) and (C) above shall not apply to such Seller after any and all Severance Payments (as defined in the Employment Agreement) have been paid by KP to such Seller. Furthermore, notwithstanding anything to the contrary herein, if a Seller validly terminates his or her employment under the Employment Agreement (if applicable) as a Coordinated Termination (as defined therein), the provisions of subsections (A), (B) and (C) above shall not apply to such Seller upon the effective date of such Coordinated Termination. The providing of self-labeled calling cards to KP by a Seller or an affiliate thereof shall not be deemed a violation of Subsection (A) above if both the Buyer and such Seller consent in writing thereto.

            (c) The restrictions set forth in this Section 7 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of KP. It is the desire and intent of the parties that the provisions of this Section 7 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of this Section 7 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of this Section 7 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.

8. MISCELLANEOUS.

      8.1 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, as applicable, the successors, assigns, heirs, executors and administrators of the parties hereto.

      8.2 Entire Agreement. This Agreement and the Schedules hereto and the other documents, instruments and agreements delivered pursuant hereto or in connection herewith constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersede all other prior agreements and understandings between the parties with respect to such subjects including, without limitation, the Letter of Intent dated July 27, 2004, as amended and supplemented.

      8.3 Severability. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      8.4 Amendment and Waiver. This Agreement may be amended or modified only upon the written consent of Sellers and Buyer.

      8.5 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character under this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

      8.6 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (c) five
(5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to:

          If to Buyer:                       Robert M. Pons
                                             SmartServ Online, Inc.
                                             2250 Butler Pike, Suite 150
                                             Plymouth Meeting, PA 19462
                                             Telefacsimile: 610-397-0846

          With a copy to:                    Dean M. Schwartz, Esq.
                                             Stradley Ronon Stevens & Young, LLP
                                             2600 One Commerce Square

                                             Philadelphia, PA 19103
                                             Telefacsimile: 215-564-8120

          If to Sellers:                     Nimesh Patel
                                             84-21 37th Avenue
                                             Jackson Heights, NY 11372
                                             Telefacsimile: 718-426-8274


                                             Kala Patel
                                             84-21 37th Avenue Jackson
                                             Heights, NY 11372
                                             Telefacsimile: 718-426-8274

                                             Ashok Patel
                                             84-21 37th Avenue Jackson
                                             Heights, NY 11372
                                             Telefacsimile: 718-426-8274

          In each case, with
                   a copy to:                Ruskin Moscou Faltischek, P.C.
                                             East Tower, 15th Floor
                                             190 EAB Plaza
                                             Uniondale, New York  11556-0190
                                             Telephone:  (516) 663-6514
                                             Telefacsimile: (516) 663-6714
                                             Attention:  William A. Ubert, Esq.

or at such other address as Sellers or Buyer may designate by written notice to the other party pursuant to this Section 8.6.

      8.7 Confidentiality; Public Announcements. Sellers and Buyer agree that they will not, without the prior written consent of the other parties, disclose to any third party this Agreement and/or the transactions contemplated hereby, except as required by applicable legal requirements and except for disclosures to directors, officers, employees, advisors and representatives, including legal counsel and accountants, of Buyer and Sellers and their affiliates. No party or affiliate of a party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties; provided, however, that any party or an affiliate of such party may make any public disclosure it believes in good faith is required by applicable law (in which case the disclosing party will use its reasonable best efforts to advise the other party prior to making the disclosure).

      8.8 Expenses. Sellers and Buyer will each bear all of their own expenses in connection with the preparation, negotiation and execution of this Agreement and any other related documents.

      8.9 Headings. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

      8.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

SELLERS:

/s/ Nimesh Patel
----------------
    NIMESH PATEL


/s/ Ashok Patel
----------------
    ASHOK PATEL


/s/ Kala Patel
----------------
    KALA PATEL


BUYER:

SMARTSERV ONLINE, INC.

By: /s/ Robert M. Pons
----------------------
Name:   Robert M. Pons
Title:  President

                                                                       EXHIBIT A

                                   DEFINITIONS


      "ACCREDITED INVESTOR CERTIFICATION"--as defined in Section 5.1(h).

      "AFFILIATE"--of any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such first Person. For purposes of this definition, "control" (and its correlative uses), with respect to a Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

      "AGREEMENT"--as defined in the first paragraph.

      "BASKET"--as defined in Section 6.6.

      "BUYER"--as defined in the first paragraph of this Agreement.

      "BUYER INDEMNIFIED PARTY"--as defined in Section 6.2.

      "BUYER'S STOCK"--as defined in Section 2.1.

      "CAP"--as defined in Section 6.6.

      "CLAIM"--as defined in Section 6.4(a).

      "CLAIM NOTICE"--as defined in Section 6.4(a).

      "CLOSING"--as defined in Section 2.2.

      "CLOSING DATE"--as defined in Section 2.2.

      "CODE"--the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS.

      "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

      "CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral) that is legally binding.

      "ENCUMBRANCE"--any charge, claim, lien, option, pledge, security interest, right of first refusal, or restriction of any kind.

      "ENVIRONMENTAL COMPLAINT"--any complaint, order, directive, claim, citation or notice in writing and received by KP from any Governmental Body or any other person or entity with respect to (i) air emissions, (ii) spills, releases or discharges to soils or any improvements located thereon, surface water, ground water or the sewer, septic system or waste treatment, storage or disposal systems servicing the assets of Sellers or KP, (iii) solid or liquid waste disposal, (iv) the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes or (v) other environmental, health or safety matters affecting KP, any of its assets, any real property on which any of such assets are located, any improvements located thereon or the business therein conducted.

      "ENVIRONMENTAL LAWS"--all applicable federal, state, local environmental laws, codes and ordinances, Occupational Safety and Health Laws and all rules and regulations promulgated thereunder, including, without limitation laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including, without limitation, air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, chemicals, or industrial, solid, toxic or hazardous substances or wastes.

      "EQUITABLE LITIGATION"--as defined in Section 6.8(h).

      "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

      "ESTIMATED AMOUNT"--as defined in Section 2.2(a).

      "FINANCIAL STATEMENTS"--as defined in Section 3.4.

      "GAAP"--generally accepted United States accounting principles.

      "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

      "GOVERNMENTAL BODY"--any: (a) federal, state, local, municipal, foreign, or other government; (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (c) multi-national organization or body; or (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature which has jurisdiction over any Person or any of its assets.

      "HAZARDOUS DISCHARGE"--as defined in Section 3.17(d).

      "HAZARDOUS SUBSTANCES OR WASTES "--includes, without limitation, (i) all substances which are designated pursuant to Section 311(b)(2)(A) of the Federal Water Pollution Control Act ("FWPCA"), 33 U.S.C ss. 1251 et seq.; (ii) any element, compound, mixture, solution, or substance which is designated pursuant to Section 102 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq.; (iii) any hazardous waste having the characteristics which are identified under or listed pursuant to Section 3001 of the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq.; (iv) any toxic pollutant listed under Section 307(a) of the FWPCA; (v) any hazardous air pollutant which is listed under Section 112 of the Clean Air Act, 42 U.S.C. ss. 7401 et seq.; (vi) any imminently hazardous chemical substance or mixture with respect to which action has been taken pursuant to Section 7 of the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq.; and (vii) petroleum, petroleum products, petroleum by-products, petroleum decomposition by-products, and waste oil.

      ["HISTORICAL BALANCE SHEETS"--as defined in Section 3.4.]

      ["HISTORICAL FINANCIAL STATEMENTS"--as defined in Section 3.4.]

      "INDEMNIFIED PERSON"--as defined in Section 6.4.

      "INDEMNIFICATION TIME PERIOD"--as defined in Section 6.1.

      "INDEMNIFYING PARTY"--as defined in Section 6.4.

      "INTELLECTUAL PROPERTY" --(i) the name KPCCD, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks"); (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");
(iii) all copyrights in both published works and unpublished works (collectively, "Copyrights"); (iv) all rights in mask works; and (v) all know-how, trade secrets, inventions, confidential information, customer lists, software (excluding off-the-shelf software), technical information, data, processes, technology, plans, designs, drawings, specifications, blue prints, concepts and other proprietary rights (collectively, "Trade Secrets"), in each case, owned, used, or licensed by KP as licensee or licensor, in each case existing on the Closing Date.

      "IRS"--the United States Internal Revenue Service or any successor agency and, to the extent relevant, the United States Department of the Treasury.

      "KP"--as defined in the Recitals of this Agreement.

      "KP BENEFIT ARRANGEMENT"--shall mean any employment or consulting policy, practice or plan providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, severance, retirement benefits, life, health, disability or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a KP ERISA Welfare Plan, KP ERISA Pension Plan or Multiemployer Plan, (B) which is maintained, contributed to or required to be contributed to, as the case may be, by KP or a KP ERISA Affiliate and (c) covers or covered any individual who is currently, or was previously, retained or employed by KP or any KP ERISA Affiliate.

      "KP BENEFIT PLANS"--shall mean all KP Benefit Arrangements, KP ERISA Pension Plans and KP ERISA Welfare Plans.

      "KP ERISA AFFILIATE"--shall mean any entity (whether or not incorporated) which is (or at any relevant time was) a member of a "controlled group of corporations" with or under

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

"common control" with KP (as such terms are defined in Section 4001 of ERISA or Section 414(b) or (c) of the Code).

      "KP ERISA PENSION PLAN"--shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which KP or any KP ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or has ever maintained, administered, contributed to or been required to contribute to, and (B) which covers or covered any individual who is currently, or was previously, retained or employed by KP or any KP ERISA Affiliate.

      "KP ERISA WELFARE PLAN"--shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (A) which KP or any KP ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or within the last six years, has maintained, administered, contributed to or been required to contribute to, and (B) which covers or covered any individual who is currently, or was previously, retained or employed by KP or any KP ERISA Affiliate.

      "KNOWLEDGE"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) such individual should have known of such fact or matter given his involvement in or authority over the business of KP. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, executive officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

      ["LATEST BALANCE SHEET"--as defined in Section 3.4.]

      ["LATEST FINANCIAL STATEMENTS"--as defined in Section 3.4.]

      "LEGAL OPINION"--as defined in Section 5.1(e).

      "LEGAL REQUIREMENT"--any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

      "LIABILITY"--as defined in Section 6.2.

      "LIABILITY AMOUNT"--as defined in Section 6.5(a).

      MASTER VENDOR AGREEMENT" - as defined in Section 5.1(i)

      "MULTIEMPLOYER PLAN"--any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA.

      "NOTICE OF DISAGREEMENT"--as defined in Section 2.2(c).

      "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

      "ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

      "ORGANIZATIONAL DOCUMENTS"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

      "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

      "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

      "PROXY"--as defined in Section 5.1(f).

      "PURCHASE PRICE"--as defined in Section 2.1.

      "RELATED PERSON"--with respect to a particular individual: (a) any family member of an individual; (b) any entity controlled by such individual or family member; or (c) any Person with respect to which such individual is a Representative; and with respect to any non-individual: (a) any Affiliate thereof; (b) any Representative (other than a non-executive employee) thereof or
(c) any Related Person of any individual referred to in the immediately preceding clauses (a) or (b).

      "RELEASE"--as defined in Section 5.1(f).

      "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee or agent of such Person.

      "RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

      "SECURITIES ACT"--Securities Act of 1933, as amended.

      "SELLER"--as defined in the first paragraph of this Agreement.

      "SELLERS"--as defined in the first paragraph of this Agreement.

      "SELLER INDEMNIFIED PARTY"--as defined in Section 6.3.

      "STOCK"--as defined in the Recitals of this Agreement.

      "TAXES"- (a) any and all applicable foreign, federal, state or local income or franchise taxes and other taxes whatsoever (whether federal, state, local or foreign), including, without limitation, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, property, license, severance, stamp, premium, windfall profits, capital stock, social security (or similar), unemployment, disability, alternative or add-on minimum and estimated taxes, together with any interest, penalties or additions to tax imposed with respect thereto, and (b) any obligations with respect to Taxes described in clause (a) above under any agreements or arrangements.

      "THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).

      "TOP CUSTOMERS"-- means those customers of KP who, from the period of January 1, 2004 through November 30, 2004, purchased in excess of $500,000 of products from KP.

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